Exhibit 99.1

ACETO Corporation 4 Tri Harbor Court
Port Washington, New York 11050

“Sourcing and Supplying Quality Products Worldwide”	NEWS RELEASE

FOR IMMEDIATE RELEASE

ACETO Reports Record Fiscal 2013 Third Quarter Net Sales and Gross Profit

FISCAL 2013 THIRD QUARTER HIGHLIGHTS (Comparisons to FY 2012 Q3):

●	Net sales increased 24.3% to $150.9 million, a record level
●	Gross profit increased 42.3% to $31.5 million, a record level
●	Non-GAAP net income increased 92.3% to $9.3 million
●	Reported GAAP net income increased 41.2% to $7.6 million
●	Non-GAAP EPS increased 88.9% to $0.34
●	Reported GAAP EPS increased 40.0% to $0.28

PORT WASHINGTON, NY – May 9, 2013 – ACETO Corporation (NASDAQ:ACET), a global leader in the marketing, sale and distribution of products for Human Health, Pharmaceutical Ingredients and Performance Chemicals, announced today results of operations for its fiscal 2013 third quarter and nine months ended March 31, 2013.

Sal Guccione, Chief Executive Officer of ACETO, stated, “We are very pleased with the results achieved in the fiscal third quarter, reporting new records for net sales and gross profit. For the first nine months of fiscal 2013, net sales were up 12.9%.  In the fiscal third quarter, our  sales growth was attributable to a very strong showing from our Pharmaceutical Ingredients segment, with 52.2% year-over-year growth, primarily driven by demand for a product launch as well as strong performance of various pharmaceutical intermediates.  Our Human Health segment was also strong, with sales up 28.8%, compared to last year’s third quarter. Recent product launches from Rising Pharmaceuticals fueled the segment’s growth. Performance Chemicals’ third quarter sales were essentially flat with the comparable quarter in fiscal 2012.”

“Our reported earnings per share increased 40.0% on a diluted basis to $0.28. On a non-GAAP basis, EPS increased 88.9% from last year’s quarter to $0.34. The non-GAAP adjustment accounts for a $2.8 million charge taken in the third quarter for additional accrued contingent consideration related to the Rising acquisition. The acquisition structure has an earn-out provision based on performance, and Rising has exceeded projections.”

“We are pleased with the quarter’s performance, but do not expect a repeat in the fiscal 2013 fourth quarter. Our current expectations are for a quarter much more in line with recent historical performance, with our usual caveat that results could vary on a quarterly basis due to the nature of our business and timing of our orders. As a result of our strong fiscal third quarter earnings, we increased our cash position, decreased our borrowings and further improved our balance sheet. We remain committed to investing in our internal growth initiatives and to pursuing strategic acquisitions,” concluded Mr. Guccione.

FINANCIAL REVIEW

Net sales for the fiscal 2013 third quarter ended March 31, 2013 were $150.9 million, a 24.3% increase from $121.4 million for the fiscal 2012 third quarter. Gross profit for the fiscal 2013 third quarter was $31.5 million, up from gross profit of $22.2 million in the prior year period. Selling, general and administrative expense was $19.8 million in fiscal 2013 third quarter, up 35.7% from the same period 2012. The SG&A increase was primarily related to the $2.8 million charge for additional accrued contingent consideration related to the Rising acquisition as Rising has outperformed expectations, increased research and development expenses at Rising and increased accrued performance awards expense due to overall Company performance. ACETO reported net income of $7.6 million in the quarter, or $0.28 per diluted share, compared to $5.4 million, or $0.20 per diluted share, in the prior year period.  The fiscal 2013 third quarter SG&A and, therefore, profits were impacted by the $2.8 million charge for additional accrued contingent consideration related to the Rising acquisition.  After adjusting for this charge, ACETO’s non-GAAP net income for the fiscal 2013 third quarter was $9.3 million, or $0.34 per share.

Net sales for the nine month period ended March 31, 2013 were $376.6 million, a 12.9% increase from $333.4 million for the nine month period ended March 31, 2012. Gross profit for the fiscal 2013 nine months was $73.7 million, an increase of 20.3%, compared to gross profit of $61.3 million in the prior year period. Selling, general and administrative expense was $47.8 million for the nine months ended March 31, 2013, up 14.6% from the same period 2012. For the nine month period ended March 31, 2013, ACETO reported net income of $16.9 million, or $0.62 per diluted share, compared to $13.0 million, or $0.49 per diluted share, in the prior year period.  Net income in the nine month period ended March 31, 2013 increased by 30.2% and earnings per share increased by 26.5%, compared to the comparable fiscal 2012 period.  For the first nine months of fiscal 2013, the additional accrued contingent consideration related to the Rising acquisition was $2.8 million.  After adjusting for this charge, ACETO’s non-GAAP net income for the first nine months was $18.7 million, or $0.68 per share.

At March 31, 2013, cash and cash equivalents and short-term investments were $37.1 million, working capital is $137.3 million and shareholders’ equity was $185.2 million.

CONFERENCE CALL

The Company will conduct a conference call at 9:00 a.m. ET on May 10, 2013 to discuss the operating results for the fiscal 2013 third quarter. Interested parties may participate in the call by dialing 800-447-0521 (847-413-3238 for international callers) – please call in 10 minutes before the call is scheduled to begin, and ask for the ACETO call (conference ID # 34657188).  The conference call will also be webcast live via the Investor Relations section of our website, www.aceto.com.  To listen to the live call please go to the website at least 15 minutes early to register, download and install any necessary audio software.  The conference call will be archived on the Company’s website, and a recorded phone replay will also be available from 11:30 a.m. ET on Friday, May 10, 2013 until 5:00 p.m. ET on Monday, May 13, 2013.  Dial 888-843-7419 (630-652-3042 for international callers) and enter the code 34657188# for the phone replay.

ABOUT ACETO

ACETO Corporation, incorporated in 1947, is a global leader in the marketing, sale and distribution of products for Human Health (finished dosage form generics and nutraceutical products), Pharmaceutical Ingredients (pharmaceutical intermediates and active pharmaceutical ingredients) and Performance Chemicals (specialty chemicals and agricultural protection products).  With business operations in nine countries, ACETO distributes over 1,100 chemical compounds used principally as finished products or raw materials in the pharmaceutical, nutraceutical, agricultural, coatings and industrial chemical industries.  ACETO’s global operations, including a staff of 25 in China and 12 in India, are distinctive in the industry and enable its worldwide sourcing and regulatory capabilities.

FORWARD LOOKING STATEMENTS

This news release contains forward-looking statements as that term is defined in the federal securities laws.  The events described in forward-looking statements contained in this news release may not occur.  Generally, these statements relate to our business plans or strategies, projected or anticipated benefits or other consequences of ACETO’s plans or strategies, financing plans, projected or anticipated benefits from acquisitions that ACETO may make, or a projection involving anticipated revenues, earnings or other aspects of ACETO’s operating results or financial position, and the outcome of any contingencies.  Any such forward-looking statements are based on current expectations, estimates and projections of management. ACETO intends for these forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements. Words such as “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements.  The forward-looking statements contained in this press release include, but are not limited to, statements regarding the Company’s strategic initiatives including selling finished dosage form generic drugs, and statements regarding the prospects for long-term growth.   ACETO cautions you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond ACETO’s control, which may influence the accuracy of the statements and the projections upon which the statements are based.  Factors that could cause actual results to differ materially from those set forth or implied by any forward-looking statement include, but are not limited to, risks and uncertainties discussed in ACETO’s reports filed with the Securities and Exchange Commission, including, but not limited to, ACETO’s Annual Report or Form 10-K for the fiscal year ended June 30, 2012 and other filings. Copies of these filings are available at www.sec.gov.

Any one or more of these uncertainties, risks and other influences could materially affect ACETO’s results of operations and whether forward-looking statements made by ACETO ultimately prove to be accurate.  ACETO’s actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements.  ACETO undertakes no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

Investor Relations Contact:
Stephanie Carrington
The Ruth Group
(646) 536-7017
scarrington@theruthgroup.com

(Financial Tables on Following Pages)\

Aceto Corporation and Subsidiaries
 Consolidated Statements of Income
(in thousands, except per share amounts)

	(unaudited) Three Months Ended March 31,		(unaudited) Nine Months Ended March 31,
	2013	2012	2013	2012
Net sales	$150,871	$121,415	$376,575	$333,439
Cost of sales	119,344	99,260	302,835	272,121
Gross profit	31,527	22,155	73,740	61,318
Gross profit %	20.90%	18.25%	19.58%	18.39%

Selling, general and administrative expenses	19,781	14,581	47,769	41,678
Operating income	11,746	7,574	25,971	19,640

Other (expense) income, net of interest expense	(159)	(26)	336	(189)

Income before income taxes	11,587	7,548	26,307	19,451
Income tax provision	3,994	2,169	9,381	6,451
Net income	$7,593	$5,379	$16,926	$13,000

Net income per common share	$0.28	$0.20	$0.63	$0.49

Diluted net income per common share	$0.28	$0.20	$0.62	$0.49

Weighted average shares outstanding:
Basic	27,108	26,634	26,956	26,558
Diluted	27,485	26,870	27,342	26,747

Aceto Corporation and Subsidiaries
Consolidated Balance Sheets
(in thousands, except per-share amounts)

	March 31, 2013 (unaudited)	June 30, 2012

Assets
Current Assets:
Cash and cash equivalents	$35,423	$24,862
Investments	1,655	1,518
Trade receivables: less allowances for doubtful accounts: March 31, 2013 $846; and June 30, 2012 $887	95,904	74,744
Other receivables	4,495	2,979
Inventory	86,681	84,687
Prepaid expenses and other current assets	3,068	2,231
Deferred income tax asset, net	1,260	948

Total current assets	228,486	191,969

Property and equipment, net	11,631	11,705
Property held for sale	4,058	3,752
Goodwill	33,512	33,495
Intangible assets, net	41,296	45,251
Deferred income tax asset, net	4,684	4,719
Other assets	9,615	8,389

Total Assets	$333,282	$299,280

Liabilities and Shareholders’ Equity

Current liabilities:
Current portion of long-term debt	$7,464	$6,713
Accounts payable	50,220	42,007
Accrued expenses	33,476	24,921
Total current liabilities	91,160	73,641

Long-term debt	36,404	39,052
Long-term liabilities	14,159	12,943
Environmental remediation liability	6,370	5,633
Deferred income tax liability	20	8
Total liabilities	148,113	131,277

Commitments and contingencies

Shareholders’ equity:
Common stock, $.01 par value:
(40,000 shares authorized; 27,386 and 26,937 shares issued and outstanding at March 31, 2013 and June 30, 2012, respectively)	274	269
Capital in excess of par value	67,885	64,071
Retained earnings	114,758	102,344
Accumulated other comprehensive income	2,252	1,319
Total shareholders’ equity	185,169	168,003

Total liabilities and shareholders’ equity	$333,282	$299,280

Aceto Corporation
Diluted Net Income Per Common Share Excluding Charges (Non-GAAP Reconciliation)
(in thousands, except per share amounts)

	(unaudited) Three Months Ended March 31, 2013	(unaudited) Diluted Net Income Per Common Share Three Months Ended March 31, 2013	(unaudited) Three Months Ended March 31, 2012	(unaudited) Diluted Net Income Per Common Share Three Months Ended March 31, 2012	(unaudited) Nine Months Ended March 31, 2013	(unaudited) Diluted Net Income Per Common Share Nine Months Ended March 31, 2013	(unaudited) Nine Months Ended March 31, 2012	(unaudited) Diluted Net Income Per Common Share Nine Months Ended March 31, 2012

Net income, as reported	$7,593	$0.28	$5,379	$0.20	$16,926	$0.62	$13,000	$0.49

Adjustments:
Earn out costs	2,840	0.10	-	-	2,840	0.10
Separation charges	-	-	-	-	-	-	884	0.03

Adjusted income excluding charges	10,433	0.38	5,379	0.20	19,766	0.72	13,884	0.52
Adjustments to provision for income taxes	1,108	0.04	529	0.02	1,108	0.04	874	0.03

Adjusted net income (Non-GAAP)	$9,325	$0.34	$4,850	$0.18	$18,658	$0.68	$13,010	$0.49

Diluted weighted average shares outstanding	27,485	27,485	26,870	26,870	27,342	27,342	26,747	26,747

NOTE:  Items identified in the above table are not in accordance with, or an alternative method for, generally accepted accounting principles (GAAP) in the United States. These items should not be reviewed in isolation or considered substitutes of the Company’s financial results as reported in accordance with GAAP. Due to the nature of these items, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP. The exclusion of these items also allows investors to compare results of operations in the current period to prior period’s results based on the Company’s fundamental business performance and analyze the operating trends of the business. The exclusion of these items also allows management to evaluate performance of its business units.